Exhibit 99.1

Intellicheck Announces Appointment of

Jeffrey Ishmael as Chief Financial Officer

MELVILLE, NEW YORK – May 9, 2022 – Intellicheck, Inc. (Nasdaq: IDN), an industry-leading identity company delivering on-demand digital and physical identity validation, today announced the Board of Directors has appointed Jeffrey Ishmael as Chief Financial Officer effective close of business May 13. Departing CFO Bill White is pursuing a role at another company outside the identity space.

“We are very impressed with Jeffrey’s extensive SaaS focused financial background and his significant strategic and operational expertise that we believe makes him exceptionally well qualified to serve in the CFO role as we continue to innovate and deliver best-in-breed technology solutions as an industry-leading identity validation company,” said Intellicheck Board of Directors Chairman Guy L. Smith.

Intellicheck CEO Bryan Lewis said, “I am very excited to welcome Jeffrey to the Intellicheck team. Jeffrey has an impressive track record serving as an operationally focused CFO for two SaaS based companies that experienced hyper growth, one of which was sold for more than $1 billion. I am impressed that Jeffrey has driven the implementation of operating plans and strategic initiatives while playing a key role in supporting productivity, improving metrics, and driving team collaborations. More importantly, he has demonstrated expertise in applying advanced financial and business acumen to develop and execute innovative solutions and has successfully built and led high-impact teams.”

Mr. Ishmael’s SaaS related experience includes his role as founding CFO for Cylance Inc., which was the first company to apply artificial intelligence and algorithmic science to cyber security and improve the way companies, governments and end users proactively solve the world’s most difficult security problems. After joining Cylance as its seventh employee, the company experienced hyper growth and grew to over seven hundred employees over four years with operations in twelve countries. With billings exceeding $100M after year four Cylance established itself is a preeminent disrupter in the security space. Cylance was acquired by Blackberry for $1.4 billion.

Mr. Ishmael commented, “I am thrilled to work with Bryan and the Intellicheck team to drive growth, profitability, and value for our shareholders.”

Following Cylance, Ishmael served as the CFO of Obsidian Security, the first truly comprehensive threat and posture management solution built for SaaS. Their platform consolidates data across core applications to help teams optimize configurations, reduce over-privilege, and mitigate account compromise and insider threats. The company was founded in 2017 by industry experts from Carbon Black and Cylance.

Mr. Ishmael brings to Intellicheck extensive experience working with private equity and venture capital firms including Blackstone, Greylock, Khosla Ventures, DFJ, KKR, Dell Ventures, Citi Ventures, and Wing Ventures. Mr. Ishmael’s public company experience includes working as a sellside analyst at Wedbush Morgan securities and serving in various FP&A roles at public companies and their subsidiaries earlier in his career.

Most recently, Mr. Ishmael was the CFO of private equity backed RAEN Optics, LLC, which experienced 60% revenue growth during his time there as a central member of the executive team. Among his key contributions were the successful implementation of an ERP system and the expansion of distribution capabilities.

Intellicheck provides both digital and physical identity verification solutions for fintechs and financial services companies including 7 of the top 12 banks and credit card issuers using Intellicheck’s flexible technology through point-of-sale scanners at brick-and-mortar locations as well as online through a browser or mobile devices. The company’s frictionless solutions are also in use at Buy-Now-Pay-Later providers, more than 30,000 retail locations, and multiple law enforcement and state agencies including twenty-four at the state level.

Contact

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Gar Jackson (949) 873-2789

About Intellicheck

Intellicheck (Nasdaq: IDN) is an identity company that delivers on-demand digital identity validation solutions for KYC, fraud, and age verification needs. Intellicheck validates both digital and physical identities for financial services, fintech companies, BNPL providers, e-commerce, and retail commerce businesses, law enforcement and government agencies across North America. Intellicheck can be used through a mobile device, a browser, or a retail point-of-sale scanner. For more information on Intellicheck, visit us on the web and follow us on LinkedIn, Twitter, Facebook, and YouTube.